Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-258991

Prospectus Supplement No. 5

(To Prospectus dated April 5, 2022)

Berkshire Grey, Inc.

220,207,460 Shares of Class A Common Stock

5,166,667 Warrants to Purchase Class A Common Stock

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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 5, 2022 (the “Prospectus”), related to the resale, from time to time, by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in the Prospectus of (i) up to 205,457,460 shares of our Class A common stock and (ii) up to 5,166,667 Private Placement Warrants (as defined therein) and the issuance by us of up to 14,750,000 shares of Class A common stock upon the exercise of outstanding warrants, with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement, and this prospectus supplement incorporates into the Prospectus the information (other than information that is furnished and not deemed filed) contained in the Form 8-K.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BGRY” and our warrants are listed on the Nasdaq under the symbol “BGRYW.” On February 27, 2023, the closing sale price of our Class A common stock as reported on the Nasdaq was $1.21, and the closing sale price of our warrants as reported on the Nasdaq was $0.20.

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Our business and investment in our Class A common stock and warrants involve significant risks. See the section entitled “Risk Factors” beginning on page 6 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

The date of this prospectus supplement is February 28, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2023

Berkshire Grey, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39768	85-2994421
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 South Road
Bedford, Massachusetts		01730
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 833 848-9900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	BGRY	The Nasdaq Stock Market LLC
Redeemable Warrants	BGRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on February 13, 2023, Berkshire Grey, Inc. (the “Company”) filed a petition in the Delaware Court of Chancery pursuant to Section 205 of the Delaware General Corporation Law seeking validation of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which included anincrease in the total number of authorized shares of the Company’s Class A common stock from 75,000,000 shares to 385,000,000 shares, and the shares issued pursuant thereto to resolve any uncertainty with respect to those matters (captioned In re Berkshire Grey, Inc., C.A. No. 2023-0171-LWW (Del. Ch.)) (the “Section 205 Action”).

On February 27, 2023, the Court of Chancery held a hearing in the Section 205 Action and issued an order granting the Company’s petition validating the Certificate of Incorporation and all shares of capital stock and other securities of the Company issued in reliance on the effectiveness of the Certificate of Incorporation, each as of the original issuance dates. A copy of the Court’s order is attached.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Order entered by the Delaware Court of Chancery on February 27, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Berkshire Grey, Inc.

Date:	February 28, 2023	By:	/s/ Mark Fidler
Mark Fidler Chief Financial Officer